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                                                                     EXHIBIT 3.2

                 CERTIFICATE OF AMENDMENT OF THE CERTIFICATE OF
             INCORPORATION OF ONEIDA LTD. UNDER SECTION 805 OF THE
                            BUSINESS CORPORATION LAW


(1) The name of this corporation is and henceforth shall be Oneida Ltd. The name under which it was originally formed was Oneida Community, Limited.

(2) Its Certificate of Incorporation was filed by the Department of State on the 20th day of November, 1880.

(3) The amendment effected by this Certificate of Amendment is as follows:

         (A) Article NINTH, SECTION 1 of the Certificate of Incorporation, dealing with the Number, Election and Terms of Directors, is hereby amended, subject to stockholder approval at the Company's May 25, 2005 Annual Meeting of Stockholders, to read as follows:

          NINTH:

                  SECTION 1. Number, Election and Terms of Directors. The business and affairs of the Corporation shall be managed by a Board of Directors consisting of not less than five or more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. At the 1984 Annual Meeting of Stockholders, the directors shall be divided into three classes, as nearly equal in number as possible, with the term of office of the first class to expire at the 1985 Annual Meeting of Stockholders, the term of office of the second class to expire at the 1986 Annual Meeting of Stockholders and the term of office of the third class to expire at the 1987 Annual Meeting of Stockholders. Commencing with the 1985 Annual Meeting of Stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election.

(4) The above and foregoing amendment to the Certificate of Incorporation was authorized by vote of the Board of Directors on the 5th day of April 2005.

         IN WITNESS WHEREOF we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 5th day of April 2005.






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                              By: /s/ PETER J. KALLET
                                 ---------------------
                              Name: Peter J. Kallet
                              Title: Chairman

                              By: /s/ CATHERINE H. SUTTMEIER
                                  --------------------------
                              Name: Catherine H. Suttmeier
                              Title: Vice President, Secretary & General Counsel